EXHIBIT 99.1
APACHE COMPLETES ACQUISITION OF BP ASSETS IN EGYPT’S WESTERN DESERT
     Houston, Nov. 4, 2010 — Apache Corporation (NYSE, Nasdaq: APA) today announced that a subsidiary has completed its acquisition of BP’s oil and gas operations, acreage and infrastructure in Egypt’s Western Desert. The transaction marks the final step in Apache’s previously announced three-part acquisition of BP assets.
     Apache’s subsidiary paid $650 million to acquire four development leases and one exploration concession across 394,300 acres. The assets have estimated proved reserves of 20 million barrels of oil equivalent (59 percent liquids), and first-half 2010 net production of 6,016 barrels of oil and 11 million cubic feet of natural gas per day.
     The BP assets also include strategically positioned infrastructure— a natural gas processing plant, a liquefied petroleum gas plant and oil and gas export lines — that will enable Apache to increase production from its existing fields in the Western Desert.
     In October, Apache subsidiary Apache Canada Ltd. completed its acquisition of substantially all of BP’s upstream natural gas business in western Alberta and British Columbia. In August, another Apache subsidiary completed its acquisition of all of BP’s oil and gas operations, acreage and infrastructure in the Permian Basin. Apache financed the acquisitions with a combination of debt and equity securities as well as cash on hand.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. Apache posts announcements, updates, investor information and all press releases, on its website, www.apachecorp.com.
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Forward-Looking Statements
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K available on our website, http://www.apachecorp.com/, and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date. However, readers should review carefully reports and documents that Apache files periodically with the Securities and Exchange Commission.